Exhibit 99.1

WisdomTree Digital Trust

250 West 34th Street

3rd Floor

New York, NY 10119

December 1, 2022

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention: Office of Filings, Information & Consumer Service

Re:	WisdomTree Digital Trust (the “Funds”)

File Nos.: 333-255575 and 811-23659

Fidelity Bond Filing Pursuant to Rule 17g-1

Dear Sir/Madam:

Pursuant to Rule 17g-1 of the Investment Company Act of 1940, as amended, please be advised that the premium associated with the Funds’ Investment Company Blanket Bond in the amount of $1,000,000 has been processed for payment for the September 26, 2022 to March 31, 2024 policy period.

If you have any questions concerning this filing, please do not hesitate to contact me at (917) 267-3721 or rlouvar@wisdomtree.com.

Very truly yours,

/s/Ryan Louvar
By:	Ryan Louvar
Title:	Secretary and Chief Legal Officer, WisdomTree Digital Trust